Exhibit 5.1

February 14, 2025

Healthpeak Properties, Inc.

Healthpeak OP, LLC

DOC DR Holdco, LLC

DOC DR, LLC

4600 South Syracuse Street

Suite 500

Denver, Colorado 80237

Re:	Healthpeak Properties, Inc., a Maryland corporation (the “Company”), and Healthpeak OP, LLC, a Maryland limited liability company of which the Company is the managing member (the “Operating Company”) - Sale of $500,000,000 aggregate principal amount of 5.375% Senior Notes Due 2035 of the Operating Company (the “Notes”) pursuant to a Registration Statement on Form S-3 (Registration Nos. 333-276954, 333-276954-01, 333-276954-02 and 333-276954-03) filed by the Company, the Operating Company, DOC DR Holdco, LLC, a Maryland limited liability company of which the Operating Company is the sole member (“DOC DR Holdco”), and DOC DR, LLC, a Maryland limited liability company of which DOC DR Holdco is the managing member (“DOC DR”), with the Securities and Exchange Commission (the “Commission”) on February 8, 2024, as amended by Post-Effective Amendment No. 1 filed with the Commission on February 5, 2025 (the “Registration Statement”), which Notes will be fully and unconditionally guaranteed by the Company, DOC DR Holdco and DOC DR

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company and Maryland limited liability company counsel to the Operating Company, DOC DR Holdco and DOC DR in connection with the registration of the Notes under the Securities Act of 1933, as amended (the “Act”), under the Registration Statement. You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and Maryland limited liability company counsel to the Operating Company, DOC DR Holdco and DOC DR, and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	the corporate charter of the Company (the “Charter”), consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on December 13, 2022, Articles of Amendment and Restatement filed with the Department on February 9, 2023, Articles of Amendment filed with the Department on February 9, 2023 and Articles of Amendment filed with the Department on February 29, 2024;

BALLARD SPAHR LLP

Healthpeak Properties, Inc.

Healthpeak OP, LLC

DOC DR Holdco, LLC

DOC DR, LLC

February 14, 2025

2.	the Amended and Restated Bylaws of the Company, dated as of February 10, 2023, as amended (the “Bylaws”);

3.	the Articles of Conversion of Healthpeak Properties Interim, Inc. (formerly known as Healthpeak Properties, Inc.) filed with the Department on February 9, 2023, and the Articles of Organization of the Operating Company filed with the Department on February 9, 2023 (the “Operating Company Articles of Organization”);

4.	the Operating Agreement of the Operating Company, dated as of February 10, 2023 (the “Operating Company Operating Agreement”);

5.	the Articles of Organization of DOC DR Holdco filed with the Department on October 26, 2023, the Articles of Amendment filed with the Department on December 22, 2023 and the Articles of Merger filed with the Department on February 29, 2024 to which are attached the Amended and Restated Articles of Organization of DOC DR Holdco (the “DOC DR Holdco Articles of Organization”);

6.	the Operating Agreement of DOC DR Holdco, dated as of October 26, 2023, as amended by the First Amendment to Operating Agreement of DOC DR Holdco, dated as of December 22, 2023, as amended and restated by the Amended and Restated Operating Agreement of DOC DR Holdco effective as of March 1, 2024, as further amended and restated by the Second Amended and Restated Operating Agreement of DOC DR Holdco executed as of November 22, 2024 (the “DOC DR Holdco Operating Agreement”);

7.	the Articles of Organization of DOC DR filed with the Department on October 26, 2023, the Articles of Amendment of DOC DR filed with the Department on December 22, 2023 and the Articles of Merger filed with the Department on February 29, 2024 (the “DOC DR Articles of Organization”);

8.	the Operating Agreement of DOC DR, dated as of October 26, 2023, as amended by the First Amendment to Operating Agreement of DOC DR, dated as of December 22, 2023, as amended and restated by the Amended and Restated Operating Agreement of DOC DR effective as of March 1, 2024 (the “DOC DR Operating Agreement”);

9.	resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, on or as of February 1, 2024, January 29, 2025 and February 5, 2025, which, among other things, authorized the issuance of the Notes (collectively, the “Directors’ Resolutions”);

10.	the written consent of the managing member of the Operating Company, the sole member of DOC DR Holdco and the managing member of DOC DR, dated as of February 14, 2025 (the “Written Consent”);

BALLARD SPAHR LLP

Healthpeak Properties, Inc.

Healthpeak OP, LLC

DOC DR Holdco, LLC

DOC DR, LLC

February 14, 2025

11.	the Indenture, dated as of February 14, 2025 (the “Base Indenture”), by and among the Company, the Operating Company, DOC DR Holdco, DOC DR and U.S. Bank Trust Company, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 14, 2025 (the “First Supplemental Indenture”, and together with the Base Indenture, collectively, the “Indenture”), by and among the Company, the Operating Company, DOC DR Holdco, DOC DR and the Trustee, pursuant to Article V of which each of the Company, DOC DR Holdco and DOC DR will provide a full and unconditional guarantee with respect to the Notes (the “Guarantees”);

12.	a copy of the fully executed global note, dated as of February 14, 2025, representing the Notes and registered in the name of Cede & Co., the nominee of The Depository Trust Company;

13.	a certificate of Peter A. Scott, the Chief Financial Officer of the Company, and Jeffrey H. Miller, the General Counsel of the Company, dated as of February 14, 2025 (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Operating Company Articles of Organization, the Operating Company Operating Agreement, the DOC DR Holdco Articles of Organization, the DOC DR Holdco Operating Agreement, the DOC DR Articles of Organization, the DOC DR Operating Agreement, the Directors’ Resolutions and the Written Consent are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the form, execution and delivery of the Indenture;

14.	the Registration Statement and the related base prospectus and prospectus supplement included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

15.	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

16.	status certificates of the Department, dated as of a recent date, to the effect that each of the Operating Company, DOC DR Holdco and DOC DR is duly formed and existing under the laws of the State of Maryland and is duly authorized to transact business in the State of Maryland; and

17.	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

BALLARD SPAHR LLP

Healthpeak Properties, Inc.

Healthpeak OP, LLC

DOC DR Holdco, LLC

DOC DR, LLC

February 14, 2025

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company, the Operating Company, DOC DR Holdco and DOC DR) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	all Documents submitted to us as originals are authentic; the form and content of all Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	all certificates submitted to us, including but not limited to the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

(e)	consummation of the transactions contemplated by the Guarantees will result in receipt by DOC DR Holdco and DOC DR of good and valuable consideration, and such transactions are fair and reasonable to DOC DR Holdco and DOC DR; and

(f)	the Indenture will remain in full force and effect for so long as the Notes are outstanding.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(i)	Each of the Operating Company, DOC DR Holdco and DOC DR has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Maryland. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(ii)	The Operating Company has the limited liability company power to create the obligation evidenced by the Notes. The Company has the corporate power, and each of DOC DR Holdco and DOC DR has the limited liability company power, to create the obligation evidenced by the Guarantees.

BALLARD SPAHR LLP

Healthpeak Properties, Inc.

Healthpeak OP, LLC

DOC DR Holdco, LLC

DOC DR, LLC

February 14, 2025

(iii)	The Notes have been duly authorized for issuance by the Operating Company.

(iv)	The guarantee of the Notes pursuant to the Indenture, and the execution and delivery of the Indenture (which includes the Guarantees), in each case by the Company, DOC DR Holdco and DOC DR, have been duly authorized by all necessary corporate action on the part of the Company and by all necessary limited liability company action on the part of DOC DR Holdco and DOC DR. The Indenture (which includes the Guarantees) has been duly executed and delivered by the Company, DOC DR Holdco and DOC DR.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to the incorporation by reference of this opinion in the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Notes. We also consent to the identification of our firm in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP